Exhibit 99

Press Release

Aspen Appoints Richard Houghton Chief Financial Officer

Hamilton, BERMUDA, April 9, 2007 — Aspen Insurance Holdings Limited (‘‘Aspen’’) (NYSE:AHL; BSX:AHL BH) today announced the appointment of Richard Houghton as Chief Financial Officer, effective April 30th, 2007. Mr. Houghton will report to Chris O’Kane, Aspen’s Chief Executive Officer.

Mr. Houghton joins Aspen from Royal Bank of Scotland Group plc (‘‘RBS’’), where he was Chief Operating Officer, RBS Insurance since 2005 responsible for driving operational efficiency and excellence across the finance, IT, risk, HR, claims and actuarial functions of this division, which generated over $1.8 billion in annual profits. Previously, he was Group Finance Director RBS Insurance. Mr. Houghton was also Group Finance Director of Ulster Bank, another subsidiary of RBS. He began his professional career as an accountant at Deloitte & Touche where he spent 10 years working in audit, corporate finance recovery. He is a Fellow of the Institute of Chartered Accountants in England and Wales.

Commenting on the appointment, Chris O’Kane, Aspen’s Chief Executive Officer said:

‘‘I am very pleased that Richard is joining Aspen as CFO. Aspen, which is celebrating its fifth anniversary this summer, is moving into the next phase of its development. And the experience Richard brings will complement and broaden our capabilities for the challenges and opportunities ahead.’’

‘‘I would also like to thank Julian Cusack for his invaluable contribution as CFO since the creation of Aspen in 2002. Julian has been instrumental in shaping Aspen and ensuring our strong financial footing. I look forward to continuing to work closely with him in his role as Chairman and CEO of AIL.’’

Richard Houghton said: ‘‘I welcome the opportunity to join Aspen at such a dynamic point in the Company’s evolution and look forward to working with the entire Aspen team as we continue to create value for our shareholders.’’

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and the United States and specialty insurance and reinsurance consisting mainly of marine and energy and aviation worldwide. Aspen’s operations are conducted through its wholly-owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited, Aspen Insurance Limited and Aspen Specialty Insurance Company. Aspen has four operating segments: property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance. For more information about Aspen, please visit the Company’s website at www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains written, and Aspen’s officers may make related oral, ‘‘forward-looking statements’’ within the meaning of the U.S. federal securities laws regarding Aspen’s initial outlook for certain operating results for 2007, the possible repurchase of Aspen’s ordinary shares and the financing of any such repurchases. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as ‘‘expect,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘project,’’ ‘‘anticipate,’’ ‘‘seek,’’ ‘‘will,’’  ’’estimate,’’ ‘‘may,’’ ‘‘continue,’’ and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. Aspen believes these factors include, but are not limited to: the number and type of insurance and reinsurance contracts that we write at the January 1st and other renewal periods in

2007; the premium rates available at the time of such renewals within our targeted business lines; the absence of large or unusually frequent loss events; the impact that our future operating results, capital position and rating agency and other considerations have on the execution of any capital management initiatives; the impact of any capital management activities on our financial condition; the impact of acts of terrorism and related legislation and acts of war; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events such as Hurricanes Katrina, Rita and Wilma, than our underwriting, reserving or investment practices have anticipated; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of Aspen’s loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; loss of key personnel; a decline in our operating subsidiaries’ ratings with Standard & Poor’s, A.M. Best Company or Moody’s Investors Service; changes in general economic conditions including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; increased competition on the basis of pricing, capacity, coverage terms or other factors; decreased demand for Aspen’s insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulations or tax laws in jurisdictions where Aspen conducts business; Aspen or its Bermudian subsidiary becoming subject to income taxes in the United States or the United Kingdom; the effect on insurance markets, business practices and relationships of ongoing litigation, investigations and regulatory activity by the New York State Attorney General’s office and other authorities concerning contingent commission arrangements with brokers and bid solicitation activities; the total industry losses resulting from Hurricanes Katrina, Rita and Wilma and the actual number of Aspen’s insureds incurring losses from these storms; and with respect to Hurricanes Katrina, Rita and Wilma, Aspen’s reliance on loss reports received from cedants and loss adjustors, Aspen’s reliance on industry loss estimates and those generated by modeling techniques, the impact of these storms on Aspen’s reinsurers, any changes in Aspen’s reinsurers’ credit quality, the amount and timing of reinsurance recoverables and reimbursements actually received by Aspen from its reinsurers and the overall level of competition and the related demand and supply dynamics as contracts come up for renewal. For a more detailed description of additional uncertainties and other factors that could impact the forward-looking statements in this release, please see the ‘‘Risk Factors’’ section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission on February 22, 2007.

-Ends-

Investor Contact:
Aspen Insurance Holdings Limited Noah Fields, Head of Investor Relations	T +1 (441) 297-9382
Tania Kerno, Head of Communications	T +1 44 (0) 20 7184 8855
European Press Contact:
The Maitland Consultancy	T +1 44 (0) 20 7379 5151
Brian Hudspith
North American Press Contact:
Abernathy MacGregor	T +1 (212) 371-5999
Eliza Johnson